Exhibit 99.1
BRINKER INTERNATIONAL REPORTS FOURTH QUARTER OF FISCAL 2021 RESULTS
DALLAS (August 18, 2021) – Brinker International, Inc. (NYSE: EAT) today announced results for the fourth quarter of fiscal 2021 ended June 30, 2021, and provided a financial update for fiscal 2022.
“Brinker’s fourth quarter was a positive finish to a successful fiscal year, with Brinker posting one of its most profitable quarters in recent history,” said Wyman Roberts, Chief Executive Officer and President. “We continued to accelerate our competitive advantages and multi-channel sales strategy, resulting in traffic-driven share gains and meaningful outperformance of our pre-pandemic sales and margin results.”
Fiscal 2021 Highlights - Fourth Quarter and Fiscal Year
•Brinker International’s Company sales in the fourth quarter of fiscal 2021 increased to $990.9 million as compared to $553.1 million in the fourth quarter of fiscal 2020. Brinker’s Company sales in fiscal 2021 increased to $3,279.0 million as compared to $3,004.9 million in fiscal 2020.
•Chili’s Company sales in the fourth quarter of fiscal 2021 increased to $898.7 million as compared to $518.9 million in the fourth quarter of fiscal 2020. Chili’s Company sales in fiscal 2021 increased to $3,005.7 million as compared to $2,673.5 million in fiscal 2020.
•Operating income in the fourth quarter of fiscal 2021 increased to $100.6 million as compared to the Operating loss of $53.2 million in the fourth quarter of fiscal 2020. Operating income in fiscal 2021 increased to $199.3 million as compared to $62.6 million in fiscal 2020.
•Restaurant operating margin in the fourth quarter of fiscal 2021 increased to 16.9% in the fourth quarter of fiscal 2021 as compared to 6.4% in the fourth quarter of fiscal 2020. Restaurant operating margin in fiscal 2021 increased to 13.6% as compared to 11.1% in fiscal 2020.
•Net income per diluted share, on a GAAP basis, in the fourth quarter of fiscal 2021 increased to $1.58 as compared to a Net loss per diluted share, on a GAAP basis, of $1.20 in the fourth quarter of fiscal 2020. Net income per diluted share, on a GAAP basis, for fiscal 2021 increased to $2.83 as compared to $0.63 in fiscal 2020.
•Net income per diluted share, excluding special items, in the fourth quarter of fiscal 2021 increased to $1.68 as compared to a Net loss per diluted share, excluding special items, of $0.88 in the fourth quarter of fiscal 2020. Net income per diluted share, excluding special items, for fiscal 2021 increased to $3.12 as compared to $1.71 in fiscal 2020.
•In fiscal 2021, the fourth quarter and fiscal year included an additional operating week compared to fiscal 2020, resulting in estimated increases of $70 million to Total revenues and $0.34 to Net income per diluted share.
•Net cash provided by operating activities in fiscal 2021 was $369.7 million, and capital expenditures totaled $94.0 million resulting in free cash flow of $275.7 million. Net repayments of $301.6 million were made on the revolving credit facility during fiscal 2021 resulting in an outstanding balance of $171.3 million as of June 30, 2021.
•In August 2021, the Company’s Board of Directors reinstated the share repurchase program, allowing for a total available authority of $300 million.
For comparable restaurant sales details and non-GAAP reconciliations, please refer to the Non-GAAP Information and Reconciliations section of this release.

Comparable Restaurant Sales(1)

	Q4:21 vs 20	FY:21 vs 20
Brinker	65.4%	5.1%
Chili’s	59.8%	8.3%
Maggiano’s	147.9%	(19.8)%
The following table presents comparable restaurant sales for the periods presented to the comparable periods prior to the COVID-19 pandemic:

	Q4:21 vs 19	FY:21 vs 19	Q1:22 vs 20(2)
Brinker	5.1%	(5.5)%	7.9%
Chili’s	8.5%	(0.7)%	8.7%
Maggiano’s	(17.5)%	(35.8)%	1.6%
(1)Comparable Restaurant Sales include restaurants that have been in operation for more than 18 months except acquired restaurants which are included after 12 months of ownership. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.
(2)QTD Q1:22 vs 20 represents the period of July 1, 2021 through August 4, 2021 as compared to the same operating period in fiscal 2020.

Financial Metrics

	Fourth Quarter			Fiscal Year
	2021	2020	Variance	2021	2020	Variance
Company sales	$990.9	$553.1	$437.8	$3,279.0	$3,004.9	$274.1
Total revenues	$1,008.6	$563.2	$445.4	$3,337.8	$3,078.5	$259.3

Operating income (loss)	$100.6	$(53.2)	$153.8	$199.3	$62.6	$136.7
Operating income (loss) as a percentage of Total revenues	10.0%	(9.4)%	19.4%	6.0%	2.0%	4.0%
Restaurant operating margin, non-GAAP(1)	$167.2	$35.2	$132.0	$444.5	$335.0	$109.5
Restaurant operating margin as a percentage of Company sales, non-GAAP	16.9%	6.4%	10.5%	13.6%	11.1%	2.5%

Net income (loss) per diluted share	$1.58	$(1.20)	$2.78	$2.83	$0.63	$2.20
Net income (loss) per diluted share, excluding special items, non-GAAP	$1.68	$(0.88)	$2.56	$3.12	$1.71	$1.41
(1)Restaurant operating margin is defined as Company sales less Company restaurant expenses which includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges (see non-GAAP reconciliation below).
Fiscal 2022 Guidance
Due to the uncertainties created by the ongoing COVID-19 pandemic and the increasing impact of the Delta variant, forecasting business performance is not currently reliable and as a result, we are providing a limited financial outlook for fiscal 2022. These uncertainties, as well as other risks and uncertainties, could cause actual results to differ materially from those projected.
Full Year Fiscal 2022 Guidance
•Commodity and labor inflation is expected to be in the mid-single digits.
•Excluding the impact of special items, the effective income tax rate is expected to be in the range of 14% to 15%.
•Capital expenditures are expected to be $155.0 million to $165.0 million.
•Diluted weighted average shares outstanding are expected to be in the range of 45.0 million to 47.0 million.
We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2022, reconciliations to the appropriate GAAP measures will be provided.
Fourth Quarter of Fiscal 2021 Operating Performance
Segment Performance
The table below presents selected financial information (in millions, except as noted) related to our segments’ operational performance for the fourteen week period ended June 30, 2021 and thirteen week period ended June 24, 2020:

	Chili’s			Maggiano’s
	Fourth Quarter		Variance	Fourth Quarter		Variance
	2021	2020		2021	2020
Company sales	$898.7	$518.9	$379.8	$92.2	$34.2	$58.0
Franchise and other revenues	15.3	9.7	5.6	2.4	0.4	2.0
Total revenues	$914.0	$528.6	$385.4	$94.6	$34.6	$60.0

Company restaurant expenses(1)	$745.2	$478.2	$267.0	$78.4	$39.5	$38.9
Company restaurant expenses as a % of Company sales	82.9%	92.2%	(9.3)%	85.0%	115.5%	(30.5)%

Operating income (loss)	$125.7	$(4.2)	$129.9	$10.7	$(14.2)	$24.9
Operating income (loss) as a % of Total revenues	13.8%	(0.8)%	14.6%	11.3%	(41.0)%	52.3%

Restaurant operating margin - non-GAAP	$153.5	$40.7	$112.8	$13.8	$(5.3)	$19.1
Restaurant operating margin as a % of Company sales - non-GAAP	17.1%	7.8%	9.3%	15.0%	(15.5)%	30.5%
(1)    Company restaurant expenses includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges.
Chili’s
•Chili’s Company sales increased primarily due to higher dining room sales, higher delivery sales including It’s Just Wings and the impact of the additional operating week, partially offset by a decrease in To-Go sales.
•Chili’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to sales leverage, lower advertising expenses, lower insurance, and lower To-Go supplies expenses. These decreases were partially offset by increased manager and hourly wages and bonuses, higher repairs and maintenance expenses, higher utilities expenses and unfavorable commodity pricing.

Maggiano’s
•Maggiano’s Company sales increased primarily due to higher dining and banquet room sales, higher delivery sales including It’s Just Wings and the impact of the additional operating week, partially offset by a decrease in To-Go sales.
•Maggiano’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to sales leverage and lower To-Go supplies expenses. These decreases were partially offset by increased manager and hourly wages and bonuses, higher repairs and maintenance expenses, higher advertising expenses and higher insurance expenses.
Franchise and other revenues
•Franchise and other revenues increased primarily due to higher dining room sales and traffic at our domestic and global franchise restaurants resulting in higher royalty income. Our franchisees generated sales of approximately $238.8 million in the fourth quarter of fiscal 2021 compared to $82.4 million in the fourth quarter of fiscal 2020.
•Maggiano’s Franchise and other revenues increased primarily due to higher banquet room sales and traffic.
Income Taxes
•On a GAAP basis, the effective income tax rate was 15.2% in the fourth quarter of fiscal 2021 which is lower than the statutory rate of 21.0% due to leverage of the FICA tip tax credit. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income tax rate was 15.0% in the fourth quarter of fiscal 2021.
Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and business updates. The call will broadcast live on Brinker’s website today, August 18, 2021 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q4-2021-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day September 1, 2021.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
Forward Calendar
•SEC Form 10-K for the fiscal 2021 filing on or before August 30, 2021
•Brinker International Investor Day on September 15, 2021
•Earnings release call for the first quarter of fiscal 2022 on November 3, 2021
Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of June 30, 2021, Brinker owned, operated, or franchised 1,648 restaurants under the names Chili’s® Grill & Bar (1,594 restaurants) and Maggiano’s Little Italy® (54 restaurants).
Forward-Looking Statements
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements, and are currently, or in the future could be, amplified by the novel strain of the coronavirus (“COVID-19”) pandemic. Such risks and uncertainties include, among other things, uncertainty of the magnitude, duration, geographic reach and impact of the COVID-19 pandemic on local, national and global economies; the current, and uncertain future, impact of the COVID-19 pandemic and governments’ responses to it on our industry, business, growth, reputation, projections, prospects, financial condition, operations, cash flows, and liquidity; the impact of competition; changes in consumer preferences; consumer perception of food safety; reduced disposable income; unfavorable publicity; increased minimum wages; governmental regulations; the impact of mergers, acquisitions, divestitures and other strategic transactions; the Company’s ability to meet its business strategy plan; loss of key management personnel; failure to hire and retain high-quality restaurant management; the impact of social media; failure to protect the security of data of our guests and team members; product availability; regional business and economic conditions; litigation; franchisee success; inflation; changes in the retail industry; technology failures; failure to protect our intellectual property; outsourcing; impairment of goodwill or assets; failure to maintain effective internal control over financial reporting; actions of activist shareholders; adverse weather conditions; terrorist acts; health epidemics or pandemics (such as COVID-19); and tax reform; as well as the risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(In millions, except per share amounts)

	Fourteen Week Period Ended	Thirteen Week Period Ended	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 30, 2021	June 24, 2020	June 30, 2021	June 24, 2020
Revenues
Company sales	$990.9	$553.1	$3,279.0	$3,004.9
Franchise and other revenues(1)	17.7	10.1	58.8	73.6
Total revenues	1,008.6	563.2	3,337.8	3,078.5
Operating costs and expenses
Food and beverage costs	261.5	145.0	867.8	798.6
Restaurant labor	333.6	199.3	1,108.2	1,045.5
Restaurant expenses	228.6	173.6	858.5	825.8
Depreciation and amortization	38.2	41.4	150.2	162.3
General and administrative	40.6	40.4	134.8	136.3
Other (gains) and charges(2)	5.5	16.7	19.0	47.4
Total operating costs and expenses	908.0	616.4	3,138.5	3,015.9
Operating income (loss)	100.6	(53.2)	199.3	62.6
Interest expenses	13.1	15.4	56.2	59.6
Other income, net	(0.9)	(0.5)	(2.1)	(1.9)
Income (loss) before income taxes	88.4	(68.1)	145.2	4.9
Provision (benefit) for income taxes	13.4	(18.9)	13.6	(19.5)
Net income (loss)	$75.0	$(49.2)	$131.6	$24.4

Basic net income (loss) per share	$1.64	$(1.20)	$2.89	$0.64

Diluted net income (loss) per share	$1.58	$(1.20)	$2.83	$0.63

Basic weighted average shares outstanding	45.8	40.9	45.5	38.2

Diluted weighted average shares outstanding	47.6	40.9	46.6	38.9

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$0.4	$0.5	$1.5	$(0.6)
Other comprehensive income (loss)	0.4	0.5	1.5	(0.6)
Comprehensive income (loss)	$75.4	$(48.7)	$133.1	$23.8
(1)Franchise and other revenues include franchise royalties, gift card breakage, delivery service income, Maggiano’s banquet service charge income, digital entertainment revenues, franchise and development fees, merchandise income, franchise advertising fees, and gift card discount costs from third-party gift card sales.

(2)    Other (gains) and charges included in the Consolidated Statements of Comprehensive Income (Loss) (Unaudited) included (in millions):

	Fourteen Week Period Ended	Thirteen Week Period Ended	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 30, 2021	June 24, 2020	June 30, 2021	June 24, 2020
COVID-19 related charges	$0.2	$(3.9)	$3.3	$12.2
Restaurant impairment charges	0.5	14.5	3.0	19.1
Loss from natural disasters, net of (insurance recoveries)	0.9	(0.1)	2.9	(0.7)
Restaurant closure charges	0.2	0.4	2.4	3.8
Remodel-related costs	0.5	1.1	2.3	3.2
Loss on lease contingencies	2.2	—	2.2	—
Severance and other benefit charges	—	2.7	0.5	3.2
Foreign currency transaction (gain) loss	(0.3)	(0.8)	(0.6)	1.4
Other	1.3	2.8	3.0	5.2
	$5.5	$16.7	$19.0	$47.4
(3)    Foreign currency translation adjustment included in our Comprehensive income (loss) in the Consolidated Statements of Comprehensive Income (Loss) (Unaudited) represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income (loss) and would only be realized upon disposition of these restaurants.
BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	June 30, 2021	June 24, 2020
ASSETS
Total current assets	$207.2	$224.4
Net property and equipment	774.8	805.3
Operating lease assets	1,007.4	1,054.6
Deferred income taxes, net	50.9	38.2
Other assets	234.6	233.5
Total assets	$2,274.9	$2,356.0
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities	$571.6	$497.9
Long-term debt and finance leases, less current installments	917.9	1,208.5
Long-term operating lease liabilities, less current portion	1,006.7	1,061.6
Other liabilities	82.0	67.1
Total shareholders’ deficit	(303.3)	(479.1)
Total liabilities and shareholders’ deficit	$2,274.9	$2,356.0
Of the 1,121 Company-owned restaurants, at June 30, 2021, we own both the building and land for 42 restaurants. The related book values associated with these restaurants included land of $33.1 million and buildings of $11.0 million.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 30, 2021	June 24, 2020
Cash flows from operating activities
Net income	$131.6	$24.4
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	150.2	162.3
Stock-based compensation	16.4	14.8
Restructure and impairment charges	9.8	28.9
Net loss on disposal of assets	1.8	1.2
Other	3.7	2.8
Changes in assets and liabilities	56.2	10.6
Net cash provided by operating activities	369.7	245.0
Cash flows from investing activities
Payments for property and equipment	(94.0)	(104.5)
Proceeds from sale of assets	1.6	1.2
Proceeds from note receivable	1.5	2.8
Payments for franchise restaurant acquisitions	—	(94.6)
Insurance recoveries	—	1.1
Net cash used in investing activities	(90.9)	(194.0)
Cash flows from financing activities
Payments on revolving credit facility	(345.0)	(858.8)
Borrowings on revolving credit facility	43.4	808.4
Payments on long-term debt	(20.0)	(17.8)
Purchases of treasury stock	(4.2)	(32.4)
Payments for debt issuance costs	(2.2)	(3.2)
Payments of dividends	(1.5)	(57.4)
Proceeds from issuance of treasury stock	30.7	1.6
Proceeds from issuance of common stock	—	146.9
Payments for common stock issuance costs	—	(7.8)
Net cash used in financing activities	(298.8)	(20.5)
Net change in cash and cash equivalents	(20.0)	30.5
Cash and cash equivalents at beginning of period	43.9	13.4
Cash and cash equivalents at end of period	$23.9	$43.9

BRINKER INTERNATIONAL, INC.
Restaurant Summary

			New Openings
			Fiscal 2021
	Total Restaurants Open at June 30, 2021	Total Restaurants Open at June 24, 2020	Fourth Quarter Openings	Fiscal Year Openings
Company-owned restaurants
Chili’s domestic	1,064	1,059	2	8
Chili’s international	5	5	—	—
Maggiano’s domestic	52	52	—	—
Total Company-owned	1,121	1,116	2	8
Franchise restaurants
Chili’s domestic	171	174	—	3
Chili’s international	354	372	—	6
Maggiano’s domestic	2	1	—	1
Total franchise	527	547	0	10
Total Company-owned and franchise
Chili’s domestic	1,235	1,233	2	11
Chili’s international	359	377	—	6
Maggiano’s domestic	54	53	—	1
Total	1,648	1,663	2	18

NON-GAAP INFORMATION AND RECONCILIATIONS
Comparable Restaurant Sales
Q4 21 and Q4 20

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(3)		Traffic
	Q4:21 vs 20(2)	Q4:20 vs 19	Q4:21 vs 20	Q4:20 vs 19	Q4:21 vs 20	Q4:20 vs 19	Q4:21 vs 20	Q4:20 vs 19
Company-owned	65.4%	(36.7)%	0.3%	0.9%	12.5%	(8.0)%	52.6%	(29.6)%
Chili’s	59.8%	(32.2)%	0.2%	0.8%	8.4%	(5.4)%	51.2%	(27.6)%
Maggiano’s	147.9%	(66.7)%	1.5%	2.1%	64.7%	(15.1)%	81.7%	(53.7)%
Chili’s franchise(4)	104.6%	(49.5)%
U.S.	84.9%	(39.9)%
International	159.1%	(66.1)%
Chili’s domestic(5)	62.1%	(33.0)%
System-wide(6)	69.8%	(38.6)%

FY 21 and FY 20

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(3)		Traffic
	FY:21 vs 20(2)	FY:20 vs 19	FY:21 vs 20	FY:20 vs 19	FY:21 vs 20	FY:20 vs 19	FY:21 vs 20	FY:20 vs 19
Company-owned	5.1%	(10.1)%	0.6%	1.3%	(4.3)%	(2.0)%	8.8%	(9.4)%
Chili’s	8.3%	(8.6)%	0.4%	1.3%	(2.6)%	(1.1)%	10.5%	(8.8)%
Maggiano’s	(19.8)%	(19.9)%	2.3%	1.5%	(7.7)%	(4.0)%	(14.4)%	(17.4)%
Chili’s franchise(4)	12.5%	(14.4)%
U.S.	13.8%	(10.1)%
International	9.7%	(23.1)%
Chili’s domestic(5)	8.9%	(8.8)%
System-wide(6)	6.0%	(10.8)%
(1)    Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months except acquired restaurants which are included after 12 months of ownership. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.
(2)    Comparable Restaurant Sales for Q4:21 vs 20 and FY:21 vs 20 include the results of virtual brands.
(3)    Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.
(4)    Chili’s franchise sales generated by franchisees are not included in Total revenues in the Consolidated Statements of Comprehensive Income (Loss) (Unaudited); however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe presenting Chili’s franchise comparable restaurant sales provides investors relevant information regarding total brand performance.
(5)    Chili’s domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.
(6)    System-wide Comparable Restaurant Sales are derived from sales generated by Company-owned Chili’s and Maggiano’s restaurants and sales generated at franchise-operated Chili’s restaurants.
Reconciliation of Net Income (Loss) Excluding Special Items (in millions, except per share amounts)
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Fourth Quarter				Fiscal Year
	Q4 21	EPS Q4 21	Q4 20	EPS Q4 20	FY 21	EPS FY 21	FY 20	EPS FY 20
Net income (loss) - GAAP	$75.0	$1.58	$(49.2)	$(1.20)	$131.6	$2.83	$24.4	$0.63
Special items - OG&C(1)	5.5	0.12	16.7	0.41	19.0	0.41	47.4	1.22
Special items - Depreciation(2)	0.2	0.00	2.4	0.05	0.6	0.01	9.8	0.25
Income tax effect related to special items(3)	(1.4)	(0.03)	(4.8)	(0.12)	(4.9)	(0.11)	(14.3)	(0.37)
Special items, net of taxes	4.3	0.09	14.3	0.34	14.7	0.31	42.9	1.10
Adjustment for special tax items(4)	0.7	0.01	(0.9)	(0.02)	(0.9)	(0.02)	(0.7)	(0.02)
Net income (loss), excluding special items - Non-GAAP	$80.0	$1.68	$(35.8)	$(0.88)	$145.4	$3.12	$66.6	$1.71
(1)    Special items - OG&C represents Other (gains) and charges for each period presented. See Footnote “(2)” to the Consolidated Statements of Comprehensive Income (Loss) (Unaudited) for additional details on the composition of Other (gains) and charges.

(2)    Special items - Depreciation represents incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets.
(3)    Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.
(4)    Adjustment for special tax items in the fourth quarter of fiscal 2021 primarily related to an increase in unrecognized tax benefits partially offset by excess tax windfalls associated with stock-based compensation. Adjustment for special tax items in the fourth quarter of fiscal 2020 primarily related to additional tax benefit of prior year return claim amendments as allowed by the CARES Act.
Adjustment for special tax items in fiscal 2021 primarily related to excess tax windfalls associated with stock-based compensation partially offset by an increase in unrecognized tax benefits. Adjustment for special tax items in fiscal 2020 primarily related to additional tax benefit of prior year return claim amendments as allowed by the CARES Act.
Reconciliation of Restaurant Operating Margin (in millions, except percentages)
Q4 21

	Chili’s		Maggiano’s		Brinker
	Q4 21	Q4 20	Q4 21	Q4 20	Q4 21	Q4 20
Operating income (loss) - GAAP	$125.7	$(4.2)	$10.7	$(14.2)	$100.6	$(53.2)
Operating income (loss) as a percentage of Total revenues	13.8%	(0.8)%	11.3%	(41.0)%	10.0%	(9.4)%

Operating income (loss) - GAAP	$125.7	$(4.2)	$10.7	$(14.2)	$100.6	$(53.2)
Less: Franchise and other revenues	(15.3)	(9.7)	(2.4)	(0.4)	(17.7)	(10.1)
Plus: Depreciation and amortization	31.9	34.6	3.4	3.6	38.2	41.4
General and administrative	9.6	8.6	1.9	1.4	40.6	40.4
Other (gains) and charges	1.6	11.4	0.2	4.3	5.5	16.7
Restaurant operating margin - non-GAAP	$153.5	$40.7	$13.8	$(5.3)	$167.2	$35.2
Restaurant operating margin as a percentage of Company sales	17.1%	7.8%	15.0%	(15.5)%	16.9%	6.4%
Fiscal 2021

	Chili’s		Maggiano’s		Brinker
	FY 21	FY 20	FY 21	FY 20	FY 21	FY 20
Operating income - GAAP	$312.2	$167.2	$6.5	$12.8	$199.3	$62.6
Operating income as a percentage of Total revenues	10.2%	6.1%	2.3%	3.7%	6.0%	2.0%

Operating income - GAAP	$312.2	$167.2	$6.5	$12.8	$199.3	$62.6
Less: Franchise and other revenues	(54.2)	(58.2)	(4.6)	(15.4)	(58.8)	(73.6)
Plus: Depreciation and amortization	124.3	133.9	13.8	15.4	150.2	162.3
General and administrative	27.4	32.1	5.8	5.7	134.8	136.3
Other (gains) and charges	12.7	35.3	1.4	6.8	19.0	47.4
Restaurant operating margin - non-GAAP	$422.4	$310.3	$22.9	$25.3	$444.5	$335.0
Restaurant operating margin as a percentage of Company sales	14.1%	11.6%	8.4%	7.6%	13.6%	11.1%
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall Company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Food and beverage costs, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at Company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from royalties, delivery fee income, gift card breakage, digital entertainment revenues, Maggiano’s banquet service charge income, franchise advertising fees, franchise and development fees, gift card equalization, merchandise income and gift card discount costs from third-party gift card sales. Depreciation and amortization expenses, substantially all of which are related to restaurant-level assets, are excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
Reconciliation of Free Cash Flow (in millions)
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations.

Fifty-Three Week Period Ended June 30, 2021
Cash flows provided by operating activities - GAAP	$369.7
Capital expenditures	(94.0)
Free cash flow - non-GAAP	$275.7

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

MEDIA RELATIONS
media.requests@brinker.com

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